LAS VEGAS, NEVADA, August 12, 2011 -- American Casino & Entertainment Properties LLC (“ACEP”) today reported financial results for the second quarter ended June 30, 2011.

Net revenues were $87.5 million for the second quarter of 2011 compared to $86.6 million for the second quarter of 2010, an increase of 1.0%. ACEP reported a second quarter Net Loss of $2.8 million compared to a Net Loss of $7.7 million in the second quarter of 2010. Adjusted EBITDA increased 15.7% to $19.9 million for the second quarter of 2011 compared to $17.2 million for the second quarter of 2010. Adjusted EBITDA Margin also improved to 22.7% compared to 19.9% in 2010.

On May 31, 2011, we paid $19.125 million cash to voluntarily redeem 5.0% of our outstanding senior secured notes. We have the right to redeem an additional 5.0% of our outstanding senior secured notes prior to June 15, 2012 at the same price.

The Stratosphere – Stratosphere’s net revenues increased 3.1% on relatively flat casino revenue and a 13.6% increase in hotel revenue. The hotel was driven by a 14.7% increase in average daily room rate and flat occupancy. The casino benefitted from a 5 basis point increase in slot hold percentage which was partially offset by low table hold. Food and beverage tower, retail and other revenues were flat.

Arizona Charlie’s – The Arizona Charlie’s net revenues increased 0.8% in the second quarter. Both properties saw improved performance by the hotels. On a combined basis, casino revenues were flat and positively impacted by a 40 basis point increase in slot hold percentage at the Decatur property. The Las Vegas local market continues to be impacted by high unemployment and declining home values. In addition, heavy promotional activity by our competitors highlighted by multi-million dollar giveaways and deep food discounts continue to dominate the Las Vegas local market.

The Aquarius – Aquarius’ net revenues decreased 2.1% year-over-year for the three months ended June 30, 2011. In 2011, Aquarius has been negatively impacted by construction on Casino Drive, the main road through the Laughlin resort corridor. Construction on Casino Drive was originally scheduled for completion by the end of June 2011. However, the general contractor declared bankruptcy and work has stopped. At this time, the construction barriers have been removed from Casino Drive. The Aquarius is also impacted by heavy promotional activity by our competitors. Many of our competitors continue to offer free rooms to their database and sub $20 retail room rates with additional amenities included.

Financial Statistics as of June 30, 2011:
• Cash	$69.3 million

• Book value of Debt, including capital leases, net of unamortized discount	$342.1 million

• Capital expenditures	$7.1 million

2000 Las Vegas Boulevard South ∙ Las Vegas, Nevada 89104

Conference Call Information:
We will hold our second quarter 2011 earnings conference call, Monday, August 15, 2011 at 11:00 AM Pacific Time (12:00 PM Mountain, 1:00 PM Central, 2:00 PM Eastern). To attend, dial 800-474-8920 (US/Canada toll-free). The pass code is 8014674. A recording of the call will be available on American Casino & Entertainment Properties LLC’s website Investor Relations page, www.acepllc.com.

For more information regarding American Casino & Entertainment Properties LLC, please visit our web site at www.acepllc.com.

Please see the comments at the end of this release for information about non-GAAP financial measures.
	Three months ended	Three months ended	Six months ended	Six months ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
	(in millions)		(in millions)
Income Statement Data:
Revenues:
Casino	$50.7	$51.3	$104.0	$107.2
Hotel	16.9	15.3	32.1	29.2
Food and beverage	17.5	17.5	34.3	34.5
Tower, retail, entertainment and other	8.2	8.6	15.6	15.8
Gross revenues	93.3	92.7	186.0	186.7
Less promotional allowances	5.8	6.1	12.1	12.4
Net revenues	87.5	86.6	173.9	174.3

Costs and expenses:
Casino	16.6	16.6	33.5	33.8
Hotel	8.9	8.6	17.3	16.8
Food and beverage	13.2	13.0	25.6	25.9
Other operating expenses	3.0	3.4	6.2	6.4
Selling, general and administrative	26.2	28.2	55.2	55.2
Pre-opening costs	-	0.1	-	0.3
Depreciation and amortization	9.6	10.9	20.7	21.5
Impairment of assets	-	2.0	-	2.0
Total costs and expenses	77.5	82.8	158.5	161.9
Income from operations	$10.0	$3.8	$15.4	$12.4

EBITDA Reconciliation:
Net income (loss)	$(2.8)	$(7.7)	$(9.0)	$(10.4)
Interest income	-	-	-	-
Interest expense	11.4	11.5	23.0	22.8
Depreciation and amortization	9.6	10.9	20.7	21.5
EBITDA	$18.2	$14.7	$34.7	$33.9

Numbers may vary due to rounding.

	Three months ended	Three months ended	Six months ended	Six months ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
	(in millions)		(in millions)
Adjusted EBITDA Reconciliation:
Net income (loss)	$(2.8)	$(7.7)	$(9.0)	$(10.4)
Interest income	-	-	-	-
Interest expense	11.4	11.5	23.0	22.8
Depreciation and amortization	9.6	10.9	20.7	21.5
Loss on disposal of assets	-	-	-	-
Pre-opening costs	-	0.1	-	0.3
Management fee - related party	0.3	0.4	0.6	0.8
Impairment of assets	-	2.0	-	2.0
Loss on debt redemption	1.4	-	1.4	-
Adjusted EBITDA	$19.9	$17.2	$36.7	$37.0
Adjusted EBITDA Margin	22.7%	19.9%	21.1%	21.2%
Numbers may vary due to rounding.

Following are selected statistics related to revenues that we use to make strategic decisions in the day-to-day evaluation of our business, which we believe will be useful to investors when evaluating the performance of our business:

	Three months ended	Three months ended	Six months ended	Six months ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
	(in millions)		(in millions)
WPU - Slots
Stratosphere	99.86	85.06	99.50	87.16
Decatur	120.90	118.53	122.97	124.09
Boulder	73.15	78.44	75.66	81.78
Aquarius	122.30	127.18	129.76	134.10
Consolidated	106.28	104.2	109.27	108.70

WPU - Tables
Stratosphere	603.32	685.79	676.19	740.97
Decatur	549.45	641.03	552.49	596.33
Boulder	366.30	457.88	368.32	460.41
Aquarius	541.00	564.13	510.13	541.68
Consolidated	541.74	607.87	574.26	636.54

ADR
Stratosphere	49.17	42.87	49.80	43.12
Decatur	43.68	45.05	45.38	46.81
Boulder	42.77	39.61	42.86	39.42
Aquarius	52.97	48.89	48.74	45.95
Consolidated	49.62	44.51	49.00	43.92

Hotel Occupancy
Stratosphere	91.7	91.7	88.1	88.0
Decatur	67.5	52.2	63.3	49.5
Boulder	48.8	45.4	48.7	43.0
Aquarius	48.1	50.9	46.4	50.2
Consolidated	70.8	70.9	68.1	68.5

Net Revenue
Stratosphere	39.9	38.7	77.7	75.4
Decatur	15.8	15.4	32.3	32.2
Boulder	8.7	8.9	17.8	18.8
Aquarius	23.1	23.6	46.1	47.9
Consolidated	87.5	86.6	173.9	174.3
Numbers may vary due to rounding.

1.
Win per Unit-Slots represents the total amount wagered in slots less amounts paid out to players, amounts paid on participations and discounts divided by the average number of slot units and days during the period.

2.	Win per Unit-Tables represents the total amount wagered on tables less amounts paid out to players and discounts divided by the average number of table units and days during the period.

3.	Average Daily Room Rate is the average price of occupied rooms per day.

4.	Hotel Occupancy Rate is the average percentage of total hotel rooms occupied during a period.

5.	Net Revenues are the gross revenues less promotional allowances.

Non-GAAP Measures:

We have included certain “non-GAAP financial measures” in this earnings release. We believe that our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin is an important supplemental measure of our operating performance to investors. Management uses these non-GAAP financial measures to evaluate our operating performance and make strategic decisions about our business on a day-to-day basis. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are also a commonly used performance measure in our industry, hotel and gaming. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin together with performance measures calculated in accordance with Generally Accepted Accounting Principles, GAAP, provide investors a more complete understanding of our operating results before the impact of investing transactions, financing transactions and income taxes, and facilitates more meaningful comparisons between the Company and its competitors. We calculate EBITDA as earnings before interest expense, depreciation and amortization, and income taxes. Adjusted EBITDA is EBITDA plus gains/losses on the disposal of assets, non-cash impairment charges, loss on debt redemption, pre-opening expenses, and management fees. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Net revenues.

Contact:
Investor Relations
Phyllis Gilland
(702) 380-7777